*Full Pricing* $631.579mm ($600.000mm Offered) HDMOT 2024-B

Joint Lead Bookrunners: Citi (str.), Mizuho and MUFG

Co-Managers: Academy, BBVA, BMO, BofA and PNC

Capital Structure:

CL Size(MM) Offered(MM) WAL* M/F** P.WIN E.MTY L. MTY BENCH SPREAD YLD CPN% PRICE

=========================================================================================================

A-1 $112.000 $106.400 0.26 P-1/F1+ 1-6 03/15/2025 10/15/2025 I-Curve +13 4.979% 4.979% 100.00000

A-2 $200.000 $190.000 0.99 Aaa/AAA 6-18 03/16/2026 08/16/2027 I-Curve +68 4.665% 4.62% 99.99988

A-3 $249.000 $236.550 2.30 Aaa/AAA 18-40 01/17/2028 07/16/2029 I-Curve +80 4.349% 4.31% 99.99990

A-4 $70.579 $67.050 3.55 Aaa/AAA 40-44 05/15/2028 04/15/2032 I-Curve +87 4.322% 4.28% 99.98834

==========================================================================================================

*Assumes a 1.40% ABS to a 10% Clean Up Call

**Expected ratings

*NO GROW*

Deal Priced

-Deal Summary-

Deal Size : $600.000mm Offered *NO GROW*

Settle : September 25th, 2024

Offering Format : SEC

First Pay Date : October 15th, 2024

ERISA : Yes

Exp. Ratings : Moody's / Fitch

Min Denoms : $1K x $1K

BBG Ticker : HDMOT 2024-B

B&D : Citi

Delivery : DTC, Clearstream

-Available Information-

* Preliminary Prospectus, Ratings FWP and CDI File (attached)

* Intex Deal Name: XHDMT24B Password: JYVY

* Deal Roadshow Link: https://dealroadshow.com/e/HDMOT2024 Passcode: HDMOT2024

-CUSIPs-

A-1 41284PAA3

A-2 41284PAB1

A-3 41284PAC9

A-4 41284PAD7

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